Burnham Investors Trust
Secretary’s Certificate
     I, Michael E. Barna, Secretary of the Burnham Investors Trust (the “Trust”), hereby certify on behalf of the Trust as follows:
1.	Submitted herewith is a copy of the most recent Fidelity Bond (the “Bond”) procured by the Trust, in the amount of $1,000,000 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.	Attached hereto as Exhibit A is a copy of resolutions approving the form and amount of the Bond, unanimously adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust, at their meeting held on August 20, 2009.

3.	The premium with respect to the Bond has been paid for the period from approximately July 1, 2009 to July 1, 2010.

4.	The Board of Trustees of the Trust satisfies the fund governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

/s/ Michael E. Barna
Michael E. Barna
Secretary of the Trust
Dated: December 3, 2009

Exhibit A
Burnham Investors Trust
RESOLUTIONS
Adopted at the Meeting of
The Board of Trustees held on
August 20, 2009

RESOLVED:	that, it is the finding of the Board, including a majority of the Independent Trustees, that the final form of the Fidelity Bond written by National Union Fire Insurance Company, in the amount of $1,000,000, is reasonable in form and amount, after having given due consideration to all matters deemed relevant; and

RESOLVED:	that the annual premium in the amount of $6,030 to be paid by the Trust under the Fidelity Bond be, and the same hereby is, ratified and approved.